Filed pursuant to Rule 433
Dated January 19, 2023
Registration No. 333-267056

Corporación Andina de Fomento

USD 1,500,000,000 of 4.75% Notes due 2026

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Stable) / S&P: AA- (Positive) / Fitch: AA- (Stable)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Transaction Type:	SEC Registered

Currency:	U.S. Dollars (“USD”)

Total Principal Amount:	USD 1,500,000,000

Offering Price:	99.782%

Gross Proceeds (excluding accrued interest):	USD 1,496,730,000

Underwriting Discount:	0.100%

Trade Date:	January 19, 2023

Settlement:	January 26, 2023 (T+5)

Maturity:	April 1, 2026

Coupon:	4.75% per annum, payable semi-annually

Spread to SOFR Mid-Swap:	+125 bps

Benchmark Instrument:	UST 3.875% due January 15, 2026

Benchmark Instrument Price/Yield:	100-11 1/4 / 3.749%

Spread to Benchmark Instrument:	+107.8 bps

Yield to Maturity:	4.827%

Interest Payment Frequency:	Semi-annual

Interest Payment Dates:	April 1 and October 1, with a first interest payment date on April 1, 2023

Interest Rate Basis:	30/360

Business Day Convention:	Modified Following, Unadjusted

Redemption Provisions:	Redeemable in whole, but not in part, for tax reasons

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of USD 1,000.00 and integral multiples of USD 1,000.00 in excess thereof

Clearing:	DTC / Euroclear / Clearstream

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Limited Deutsche Bank AG, London Branch Goldman Sachs International

Names and Addresses of Representatives:

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

United States

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London EC4A 4AU

United Kingdom

Governing Law:	New York

Listing:	Application will be made to admit the notes to the official list of the Financial Conduct Authority and to the regulated market of the London Stock Exchange

CUSIP/ISIN:	CUSIP: 219868 CG9 ISIN: US219868CG98

(1)

These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

UK MiFIR Professionals/ECPs-only – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

MiFID Professionals/ECPs-only – Manufacturer target market (MiFID product governance) is eligible counterparties and professional clients only (all distribution channels).

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

A preliminary prospectus supplement of CAF accompanies the free-writing prospectus and is available from the SEC’s website at https://www.sec.gov/Archives/edgar/data/947438/000119312523009901/d414978d424b3.htm

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus if you request it by calling BofA Securities, Inc. at +1 (800) 294-1322, Citigroup Global Markets Limited at +44 (0) 207 986 9000, Deutsche Bank AG, London Branch at +44 (0) 207 545 4361 or Goldman Sachs International at +44 (0) 207 774 1000.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.